Exhibit 99.1

[LOGO OF PACIFIC MERCANTILE]

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE FDIC For more information contact: Nancy Gray, EVP & CFO, 714-438-2500	Member Equal Housing Lender Barbara Palermo, EVP & IR, 724-438-2500

Pacific Mercantile Bancorp Reports Operating Results for its Third Quarter and

The Nine Months Ended September 30, 2003

Assets Grow to $657 Million at September 30, 2003 from $469 Million at September 30, 2002

COSTA MESA, Calif., November 6, 2003 (BUSINESS WIRE) — Pacific Mercantile Bancorp (“the Company”) (Nasdaq: PMBC) today reported that it earned $372,000, or $0.05 per diluted share, in the third quarter of 2003, as compared to $556,000 or $0.08 per diluted share in the same quarter last year. However, net earnings for the nine months ended September 30, 2003 increased by nearly $1.3 million, or 250%, to $1.8 million from $513,000 in the same nine months of 2002, due to increases of $1.9 million in net interest income and $3.3 million in noninterest income and a slowing in the growth of noninterest expense. The decline in net earnings in the third quarter of 2003 was due to a number of factors, including an $899,000 increase in interest expense that offset an $800,000 increase in interest income and caused net interest income to decline overall by $99,000 or 3%, and growth related increases in noninterest expense during the quarter ended September 30, 2003. The increase in interest expense in the third quarter was the result of increases in our interest bearing deposits and, to a lesser extent, in Federal Home Loan Bank borrowings, both of which contributed to the growth of our banking franchise, as total assets increased by 40% to $657 million at September 30, 2003 from $469 million at September 30, 2002.

“We are pleased with the growth of our banking franchise, which has been made possible by our financial center expansion and the growth of our customer base” said Mr. Dellerba. “With the growth of our banking franchise, we should be well positioned to take advantage of the apparent improvement in the economy” added Mr. Dellerba. “We believe that the convenience and high quality service that Pacific Mercantile offers its customers will increasingly set us apart and provide us with a competitive advantage as the economy and loan demand strengthens.”

Results of Operations

Net interest income after the provision for loan losses, a primary measure of bank profitability, decreased by $367,000 to $2,798,000 in the third quarter of 2003, compared to $3,165,000 in the third quarter a year ago, but increased by $1,250,000 or 16% to $9,045,000 for the nine months ended September 30, 2003, compared to $7,795,000 in the same nine months of 2002. Impacting third-quarter net interest income after provision for loan losses, were increased reserves for loan losses, in response to the growth in loan production and to an increase in nonperforming loans. Contributing to the decline in net interest income, after provision for loan losses in the third quarter of 2003, were declining rates of interest in the mortgage market that resulted in a substantial increase in refinancing in mortgages, which caused an acceleration of premium amortization in our mortgage-backed security portfolio and a $311,000 reduction in interest earned on the securities.

Pacific Mercantile’s net interest margin was 2.15% in the third quarter ended September 30, 2003, compared with 3.62% in the third quarter of 2002, and 2.33% in the first nine months of 2003, compared with 3.56% in the first nine months of 2002. These declines were due to further decreases in market rates of interest, primarily as a result of the reductions in the prime lending rates during 2002 and 2003.

Operating expenses increased by $549,000 or 15% to $4,155,000 in the third quarter of 2003, and by $2,596,000 or 25% in the nine months ended September 30, 2003, due primarily to financial center expansion, which resulted in increases in staffing at the offices established during 2002, and to compensation related to the expansion of mortgage lending activities. Our efficiency ratio (operating expenses as a percentage of total revenues) was 79% in the third quarter of 2003 as compared to 75% in the same quarter of 2002. However, the efficiency ratio improved to 77% in the nine months ended September 30, 2003, from 89% in the same nine months of 2002, indicating a maturing of, and increased business growth at, our financial centers that has helped us to generate more revenue per employee in the nine months ended September 30, 2003, than we did in the corresponding period of 2002.

Balance Sheet Growth and Asset Quality

Net loans at September 30, 2003, increased $88 million or 36% to $330 million, from $243 million at September 30, 2002. Investment securities, including stock in the Federal Home Loan Bank, the Federal Reserve Bank, and FNMA preferred stock, grew to $244 million at September 30, 2003, from $182 million at September 30, 2002. The increases in net loans and investment securities contributed to a 40% increase in total assets to $657 million at September 30, 2003, from $469 million one year earlier. Deposits also increased significantly, growing by $118 million or 33% to $472 million at September 30, 2003, from $355 million at September 30, 2002. Non-interest bearing deposits increased by $28 million or 25% to $140 million at September 30, 2003, from $112 million at September 30, 2002, and represented 30% of total deposits at September 30, 2003.

At September 30, 2003, we had $1,783,000 in nonperforming and impaired loans, which were ninety days or more delinquent, primarily due to two loans related to a single customer; we had no restructured loans. The increases in the allowance for loan losses in the quarter and nine months ended September 30, 2003, were made in response to the growth in our total loans outstanding and to the increase in nonperforming loans.

“We are pleased to report a 40% increase in total assets since September of 2002, which reflects the strong core loan growth of 59% (exclusive of loans held for sale),” said Nancy Gray, CFO.

Business Banking

Pacific Mercantile Bank now has over $650 million in assets and is positioned to further broaden its loan portfolio by expansion into new market segments. Our present financial center locations provide us with entrees into a wider Southern California client base, whose need for commercial loans can readily be satisfied by our strong capital position.

Internet Banking

We continue to grow our Internet Bank, which is tailored to the serve the needs of the business sector. Of particular advantage to our clients is our Internet Cash Management suite of online services, specifically designed for our commercial customers to meet their financial management requirements, cost effectively and efficiently. The tools in this suite range from bill payment to electronic payment of taxes. The real power of the Cash Management suite lies in our ability to offer multiple payment methods to our commercial clients.

Mortgage Banking

The mortgage lending business remained a strong contributor in the third quarter and nine months ended September 30, 2003, generating revenues of $1,453,000 and $4,893,000, respectively, which represented increases of 45% and 77%, respectively, over the corresponding quarter and nine months of 2002.

“The recent increase in the interest rates will most likely constrain the mortgage lending business in the near future. Therefore, the mortgage lending group continues to adjust to the ever-changing interest rate environment and borrower needs. To this end, the mortgage lending group will keep on being pro-active in developing new loan programs and business development opportunities. Our operations staff continues to provide top-quality customer service that empowers borrowers and the mortgage brokerage community to enjoy timely loan decisions, ease in processing, timely loan closings, and competitive rates,” commented Gary Braunstein, EVP, Mortgage Division.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp, founded in June 2002 and moved into its Newport Beach facility in December 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its unique “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. Additionally, the Bank provides electronic clearing and processing for credit cards, checking accounts, collections and other information processing services to its clients.

The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, one Los Angeles County financial center in Beverly Hills and one San Diego County financial center in La Jolla. The Bank’s newest financial center in La Habra was converted from a Loan Production Office and opened for business as a full service commercial banking franchise in September of this year. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible worldwide at www.pmbank.com, and has attracted customers throughout California and in some other areas of the country.

PMB Securities Corp is an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc., engaged in the retail securities brokerage business. PMB Securities Corp is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “PMB Securities Corp continues to innovate and refine its customer orientation, offering a full array of products and convenient services that position us advantageously for strong continuing growth for the changes that a macroeconomic environment may bring,” said Jim Miller, its President and CEO.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause our actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local or national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand and mortgage originations to decline and thereby reduce the Bank’s net margins and operating results; increased government regulation which could increase the costs of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; the possible adverse effect on operating results if loan delinquencies were to increase; the Bank’s dependence on certain key officers for its future success, and increased charges for possible credit card refund claims resulting from the bankruptcy of a former merchant processing customer of the Bank. These, as well as other factors and uncertainties, are discussed in greater detail in the Pacific Mercantile’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended December 31, 2002. Readers are urged to read those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

PMBC

November 5, 2003

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended September 30,		Percent Change	Nine Months Ended September 30,		Percent Change
	2003	2002		2003	2002
Total interest income	$5,965	$5,165	15.5%	$18,403	$12,056	52.6%
Total interest expense	2,649	1,750	51.4%	8,243	3,806	116.6%

Net interest income	3,316	3,415	(2.9)%	10,160	8,250	23.2%
Provision for loan losses	518	250	107.2%	1,115	455	145.1%

Net interest income after provision for loan losses	2,798	3,165	(11.6)%	9,045	7,795	16.0%
Non-interest income
Service charges & fees	151	43	251.2%	467	131	256.5%
Net gains on sales of securities	131	74	77.0%	756	74	921.6%
Mortgage banking income	1,453	1,003	44.9%	4,893	2,760	77.3%
Other non-interest income	202	253	(20.2)%	716	513	39.6%

Total non-interest income	1,937	1,373	41.1%	6,832	3,478	96.4%
Non-interest expense
Salaries & employee benefits	2,348	1,959	19.9%	7,336	5,376	36.5%
Occupancy & equipment	809	776	4.3%	2,323	2,125	9.3%
Other non-interest expense	998	871	14.6%	3,349	2,911	15.0%

Total non-interest expense	4,155	3,606	15.2%	13,008	10,412	24.9%

Income (loss) before income taxes	580	932	(37.8)%	2,869	861	233.2%
Income tax expense (benefit)	208	376	(44.7)%	1,074	348	208.6%

Net Income (loss)	$372	$556	(33.1)%	$1,795	$513	249.9%

Net income per share:
Basic	$0.06	$0.09		$0.28	$0.08
Fully diluted	$0.05	$0.08		$0.27	$0.08
Weighted average shares outstanding (in thousands)
Basic	6,401	6,398		6,400	6,370
Fully diluted	6,725	6,525		6,678	6,538

Ratios
ROA annualized	0.23%	0.55%		0.39%	0.21%
ROE annualized	3.78%	5.83%		6.12%	1.84%
Efficiency ratio	79.10%	75.31%		76.55%	88.78%

Net interest margin annualized	2.15%	3.62%		2.33%	3.56%

PMBC

November 5, 2003

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share)

(Unaudited)

	September 30,		Percentage Increase (Decrease)
ASSETS	2003	2002
Cash and due from banks	$37,253	$18,355	103.0%
Federal funds sold	25,000	18,000	38.9%
Investments (includes stock)	244,186	182,329	33.9%
Loans (net of allowance of $3,543 and $2,135, respectively)	302,966	191,070	58.6%
Loans held for sale	27,185	51,530	(47.2)%
Other assets	20,588	7,434	177.0%

Total Assets	$657,178	$468,718	40.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$139,707	$111,653	25.1%
Interest bearing deposits	332,078	242,509	36.9%

Total deposits	471,785	354,162	33.2%
Other borrowings	126,834	52,836	140.1%
Other liabilities	2,512	7,116	(64.7)%
Trust preferred securities	17,000	17,000	NM

Total liabilities	618,131	431,114	43.4%
Shareholders’ equity	39,047	37,604	3.8%

Total Liabilities and Shareholders’ Equity	$657,178	$468,718	40.2%

Tangible book value per share	$6.27	$5.84

Shares outstanding	6,401,248	6,399,888
Year to Date Average Balances
Average gross loans (*)	$245,287	$160,258
Average loans held for sale	$55,800	$34,766
Average earning assets	$583,760	$309,621
Average assets	$615,404	$329,955
Average equity	$39,238	$37,347
Average interest bearing deposits	$332,407	$170,589
(*) Excludes loans held for sale and allowance for loan loss (ALL).

End of Period Balances (dollars in thousands)
Gross loans excluding loans held for sale and ALL	$306,509	$193,205
Loans held for sale	$27,185	$51,530
Allowance for loan losses	$3,543	$2,135
Certificates of Deposit	$209,011	$159,224
Interest checking	$13,468	$8,072
Non-interest bearing DDA	$137,501	$111,653
Savings/MMDA	$111,805	$75,213
Total Deposits	$471,785	$354,162
Shareholders’ equity	$39,047	$37,604
Shares outstanding	6,401,248	6,399,888

Credit Quality Data (dollars in thousands)
Non-accrual loans	$1,783	$61
Total non-performing assets	$1,783	$61
90-day past due loans	$1,783	$65
Net charge-offs year-to-date	$7	$15
Allowance for loan losses	$3,543	$2,135
Allowance for loan losses /gross loans (excl. loans held for sale)	1.16%	1.11%
Allowance for loan losses /total assets	0.54%	0.46%

(end)